As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-253988

Registration No. 333-263084

Registration No. 333-275849

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ferguson Enterprises Inc.

(Exact name of registrant as specified in its charter)

Delaware	5070	38-4304133
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

751 Lakefront Commons

Newport News, Virginia 23606

+1-757-874-7795

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ferguson Enterprises Inc. 2023 Omnibus Equity Incentive Plan

Ferguson Enterprises Inc. Employee Share Purchase Plan 2021

Ferguson Enterprises Inc. International Sharesave Plan 2019

Ferguson Enterprises Inc. Performance Ordinary Share Plan 2019

Ferguson Enterprises Inc. Ordinary Share Plan 2019

Ferguson Enterprises Inc. Long Term Incentive Plan 2019

(Full title of the plan)

Ian Graham

Chief Legal Officer

751 Lakefront Commons

Newport News, Virginia 23606

+1-757-874-7795

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C.

Asher Qazi

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

+1-212-446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to those certain Registration Statements on Form S-8 (Reg. Nos. 333-253988, 333-263084 and 333-275849) (collectively, the “Registration Statements” and each, a “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Ferguson Enterprises Inc, a Delaware corporation (the “Company”), as the successor registrant to Ferguson plc, a public company limited by shares incorporated in the Bailiwick of Jersey (“Jersey”) (the “Predecessor Registrant”).

At 12:01 a.m. Eastern Time on August 1, 2024 (the “Effective Time”), Ferguson (Jersey) 2 Limited (“Merger Sub”), a Jersey incorporated private limited company and direct, wholly owned subsidiary of the Company consummated a merger (the “Merger”) with and into the Predecessor Registrant, with the Predecessor Registrant surviving the Merger as a direct, wholly owned subsidiary of the Company and Merger Sub ceasing to exist, on the terms of and subject to the conditions of the Merger Agreement, dated as of February 29, 2024, by and among the Company, Merger Sub and the Predecessor Registrant (as amended from time to time, the “Merger Agreement”).

On the terms of, subject to the conditions of and/or in connection with the Merger Agreement at the Effective Time, each ordinary share, par value 10 pence per share, of the Predecessor Registrant (collectively, the “Predecessor Registrant Shares” and each a, “Predecessor Registrant Share”) that was issued and outstanding at 6:00 p.m. Eastern Time on July 31, 2024 (the “Merger Record Time”) was automatically cancelled without any repayment of capital and the Company issued as consideration therefor new, duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) to each shareholder of the Predecessor Registrant (each, a “Predecessor Registrant Shareholder”) on a one-for-one basis for each Predecessor Registrant Share held by such Predecessor Registrant Shareholder immediately preceding the Merger Record Time. All Predecessor Registrant Shares held in treasury were cancelled as a result of the Merger.

Upon completion of the Merger, the Company became the successor registrant to the Predecessor Registrant. Shares of Company Common Stock commenced trading on the New York Stock Exchange (the “NYSE”) as of the open of business on August 1, 2024, under the symbol “FERG,” which is the same symbol under which the Predecessor Registrant Shares traded.

In connection with the Merger, the Company has assumed (i) the Ferguson plc 2023 Omnibus Equity Incentive Plan, (ii) The Ferguson Group Employee Share Purchase Plan 2021, (iii) The Ferguson Group International Sharesave Plan 2019, (iv) The Ferguson Group Performance Ordinary Share Plan 2019, (v) The Ferguson Group Ordinary Share Plan 2019 and (vi) The Ferguson Group Long Term Incentive Plan 2019 (collectively, the “Assumed Employee Share Plans”) and all outstanding incentive awards issued thereunder. In addition, in connection with the assumption of the Assumed Employee Share Plans, the Company has adopted (i) the Omnibus Amendment to The Ferguson Group International Sharesave Plan 2019, The Ferguson Group Long Term Incentive Plan 2019, The Ferguson Group Ordinary Share Plan 2019 and The Ferguson Group Performance Ordinary Share Plan 2019, (ii) the Ferguson Enterprises Inc. 2023 Omnibus Equity Incentive Plan and (iii) the Ferguson Enterprises Inc. Employee Share Purchase Plan 2021. For the avoidance of doubt, the Company has not assumed The Ferguson Group International Sharesave Plan 2011, The Ferguson Group Long Term Incentive Plan 2015, The Ferguson Group Employee Share Purchase Plan 2019 and The Ferguson Group Deferred Bonus Plan 2019, as there are no outstanding incentive awards under such plans.

Each outstanding Predecessor Registrant incentive award previously granted under the Assumed Employee Share Plans will be converted to an equivalent Company incentive award (each, a “Converted Award”). The Converted Awards will be subject to substantially the same terms and conditions as the previously held Predecessor Registrant incentive awards, except, in the case of equity-based Predecessor Registrant incentive awards, the security issuable upon exercise or settlement of the Converted Award, as applicable, will be Company Common Stock (or its cash equivalent) rather than Predecessor Registrant Shares (or their cash equivalent).

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts each of the Registration Statements as its own registration statements except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed by the Company or the Predecessor Registrant with the Securities and Exchange Commission (the “SEC”), are hereby incorporated in each Registration Statement by reference:

a.	The Predecessor Registrant’s Annual Report on Form 10-K for the year ended July 31, 2023, filed with the SEC on September 26, 2023;

b.

The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarter ended October 31, 2023, filed with the SEC on December 6, 2023, for the quarter ended January 31, 2024, filed with the SEC on March 6, 2024, and for the quarter ended April 30, 2024, filed with the SEC on June 5, 2024;

c.

The Predecessor Registrant’s Current Reports on Form 8-K filed with the SEC (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) on November 29, 2023, December 4, 2023, January 18, 2024, March 1, 2024, May 31, 2024, June 3, 2024 and August 1, 2024 (excluding “furnished” and not “filed” information);

d.	The Company’s Current Report on Form 8-K filed with the SEC on August 1, 2024; and

e.

The description of the Company Common Stock filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2024, and any report or amendment filed for the purpose of updating such description.

All reports, definitive proxy or information statements and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 or any related Item 9.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company is subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the Delaware General Corporation Law (“DGCL”) permits a corporation to eliminate the personal liability of directors and certain officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as directors and officers, except where (i) a director or officer breached his duty of loyalty to the corporation or its stockholders, (ii) a director or officer failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (iii) a director authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, (iv) a director or officer obtained an improper personal benefit and (v) an officer is liable in any action by or in the right of the corporation. The Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) eliminates the personal liability of Company directors and officers to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”) by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable to indemnification in derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) and no indemnification is permitted to be made with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper. The DGCL also permits the advancement of expenses incurred by a director or officer in defense of an action, suit or proceeding, and, under certain circumstances, mandates the indemnification of such expenses. Furthermore, the DGCL provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Amended and Restated Certificate of Incorporation and amended and the Company’s restated bylaws (the “Amended and Restated Bylaws” and, together with the Amended and Restated Certificate of Incorporation, the “Amended and Restated Organizational Documents”) provide for the indemnification of directors and certain officers to the fullest extent permitted under the DGCL, provided, however, that if an officer or director is a party to an indemnification agreement with the Company, then the terms of the indemnification agreement shall apply instead of the provisions in the Amended and Restated Organizational Documents. Each director and officer of the Company has entered into an indemnification agreement with the Company. Officers and directors of the Company are insured, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, including claims under the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

		Incorporated by Reference Herein
Exhibit Number	Description	Schedule/Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of Ferguson Enterprises Inc.	8-K	001-42200	3.1	August 1, 2024

3.2	Amended and Restated Bylaws of Ferguson Enterprises Inc.	8-K	001-42200	3.2	August 1, 2024

5.1*	Opinion of Kirkland & Ellis LLP

10.1†	Ferguson Enterprises Inc. 2023 Omnibus Equity Incentive Plan	8-K	001-42200	10.1	August 1, 2024

10.2†	Ferguson Enterprises Inc. Employee Share Purchase Plan 2021	8-K	001-42200	10.2	August 1, 2024

10.3†	Omnibus Amendment to The Ferguson Group International Sharesave Plan 2019, The Ferguson Group Long Term Incentive Plan 2019, The Ferguson Group Ordinary Share Plan 2019 and The Ferguson Group Performance Ordinary Share Plan 2019	8-K	001-42200	10.3	August 1, 2024

10.4†	The Ferguson Group International Sharesave Plan 2019	10-K	001-40066	10.32	September 26, 2023

10.5†	The Ferguson Group Long Term Incentive Plan 2019	10-K	001-40066	10.33	September 26, 2023

10.6†	The Ferguson Group Ordinary Share Plan 2019	10-K	001-40066	10.34	September 26, 2023

10.7†	The Ferguson Group Performance Ordinary Share Plan 2019	10-K	001-40066	10.35	September 26, 2023

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Deloitte LLP

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page hereto)

*	Filed herewith
†	Indicates a management contract or any compensatory plan, contract or arrangement.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1). To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in this effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b). The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport News, Virginia, as of August 1, 2024.

FERGUSON ENTERPRISES INC.

By:	/s/ William Brundage
Name:	William Brundage
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin Murphy and William Brundage, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 1st day of August 2024.

Signature	Title

/s/ Kevin Murphy Kevin Murphy	President & Chief Executive Officer and Director (Principal Executive Officer)

/s/ William Brundage William Brundage	Chief Financial Officer and Director (Principal Financial Officer)

/s/ Richard Winckler Richard Winckler	Chief Accounting Officer (Principal Accounting Officer)

/s/ Geoffrey Drabble Geoffrey Drabble	Board Chair

/s/ Rekha Agrawal Rekha Agrawal	Director

/s/ Kelly Baker Kelly Baker	Director

/s/ Rick Beckwitt Rick Beckwitt	Director

/s/ Catherine Halligan Catherine Halligan	Director

/s/ Brian May Brian May	Director

/s/ James S. Metcalf James S. Metcalf	Director

/s/ Alan Murray Alan Murray	Director

/s/ Thomas Schmitt Thomas Schmitt	Director

/s/ Nadia Shouraboura Nadia Shouraboura	Director

/s/ Suzanne Wood Suzanne Wood	Director